Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Peoples Bancorporation, Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statement on Form S-4 of our report dated March 30, 2011, relating to the consolidated balance sheets of Peoples Bancorporation, Inc. and Subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of income (loss), shareholders’ equity and comprehensive income and cash flows for the years then ended, which appears in the December 31, 2010 Annual Report on Form 10-K, and to reference to our firm under the caption “Experts” in the Registration Statement.

/s/ ELLIOTT DAVIS, LLC

Greenville, South Carolina
February 27, 2012